Exhibit (l)(1)

FORM OF

INITIAL CAPITAL AGREEMENT

May 10, 2007

ING Separate Portfolios Trust

c/o ING Funds Distributor, LLC

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Gentlemen:

We understand that ING Separate Portfolios Trust (“ING SPorts”) proposes to sell shares of beneficial interests (the “Shares”) of ING SPorts Core Fixed Income Fund and ING SPorts Core Plus Fixed Income Fund (the “Portfolios”) pursuant to a registration statement on Form N-1A filed with the U.S. Securities and Exchange Commission. In order to provide ING SPorts with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase the number of Shares of each Portfolio at a price per share as indicated below (“Initial Capital”).

Portfolio	Number of Shares	Price per Share
ING SPorts Core Fixed Income Fund	5,000	$10
ING SPorts Core Plus Fixed Income Fund	5,000	$10

We represent and warrant to ING SPorts that the Shares are being acquired by us for the purposes of providing seed capital and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any such Shares.

Please confirm that the foregoing correctly sets forth our agreement with ING SPorts.

Sincerely,

ING Investment Management Co.

By: ____________________________

Name: ____________________________

Title: ____________________________

Confirmed, as of the date first mentioned

ING Separate Portfolios Trust

By: ____________________________

Name: ____________________________

Title: ____________________________